Exhibit 4.1

This Nonstatutory Stock Option Agreement (“Agreement”) is made and entered into as of the date set forth below, by and between Ipsidy Inc., a Delaware corporation (the “Company”), and the following Executive of the Company (“Optionee”):

In consideration of the covenants herein set forth, the parties hereto agree as follows:

1.	Option Information.
(a)	Date of Option:	______, 2021
(b)	Optionee:	____________
(c)	Number of Shares:	______________
(d)	Exercise Price:	$____
(e)	Expiration Date:	___________, 2031

2.	Acknowledgements.

(a) Optionee is a Director or employee of the Company.

(b) The Board of Directors (the “Board” which term shall include an authorized committee of the Board of Directors) and shareholders of the Company have heretofore adopted a 2017 Incentive Stock Plan (the “Plan”) This Option is not being granted subject to the terms of the Plan but may become subject to the terms of the Plan if so ratified by the stockholders. For the purposes of interpretation of this Option the provisions of the Plan shall be deemed incorporated herein by reference but in the event of any conflict between the provisions of the Plan and the provisions of this Option, the provisions of this Option shall prevail; and

(c) The Board has authorized the granting to Optionee of a nonstatutory stock option (“Option”) to purchase shares of common stock of the Company (“Stock”) upon the terms and conditions hereinafter stated and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) provided by Section 4(2) thereunder.

3. Shares; Price. Company hereby grants to Optionee the right to purchase, upon and subject to the terms and conditions herein stated, the number of shares of Stock set forth in Section 1(c) above (the “Shares”) for cash (or other consideration as is authorized under the Plan and acceptable to the Board of Directors of the Company, in their sole and absolute discretion) at the price per Share set forth in Section 1(d) above (the “Exercise Price”), such price being not less than the fair market value per share of the Shares covered by this Option as of the date hereof.

4. Term of Option; Continuation of Service. This Option shall expire, and all rights hereunder to purchase the Shares shall terminate, ten (10) years from the date hereof, as set forth in Section 1(e) above (“Expiration Date”). This Option shall earlier terminate subject to Sections 7 and 8 hereof upon, and as of the date of, the termination of Optionee’s office or employment if such termination occurs prior to the Expiration Date. Nothing contained herein shall confer upon Optionee the right to the continuation of his or her office or employment with the Company or to interfere with the right of the Company to terminate such office or employment or to increase or decrease the compensation of Optionee from the rate in existence at the date hereof.

5. Vesting of Option. Subject to the provisions of Sections 7 and 8 hereof, this Option shall become exercisable and the Shares shall vest during the term of Optionee’s office or employment as follows:

(a)	_________________ of the Shares shall vest and become exercisable upon satisfaction of the first to occur of the following conditions:

(i)	A minimum annualized revenue run-rate of the Company and its subsidiaries on a consolidated basis of $_______________, based on the revenue for any quarterly period, excluding non-recurring one-time payments (as defined below), determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) as shown in any of the Company’s Annual Reports on Form 10-K, or Quarterly Reports on Form 10-Q filed with the SEC (collectively “SEC Filings”) after the date hereof; or

(ii)	The Company’s Shares achieving a closing price on the principal market or exchange on which such shares are traded, which gives rise to a Fully Diluted Market Capitalization (as defined below) of the Company of not less than $_______________ for a period of not less than six consecutive months (183 calendar days).

(b)	_____________________ of the Shares shall vest and become exercisable upon satisfaction of the first to occur of the following conditions:

(i)	A minimum annualized revenue run-rate of the Company and its subsidiaries on a consolidated basis of $____________________, based on the revenue for any quarterly period, excluding non-recurring one-time payments, determined in accordance with GAAP as shown in any of the Company’s SEC Filings after the date hereof; or

(ii)	The Company’s Shares achieving a closing price on the principal market or exchange on which such shares are traded, which gives rise to a Fully Diluted Market Capitalization (as defined below) of the Company of not less than $_______________ for a period of not less than six consecutive months (183 calendar days).

(c)	_________________ of the Shares shall vest and become exercisable upon satisfaction of the first to occur of the following conditions:

(i)	A minimum annualized revenue run-rate of the Company and its subsidiaries on a consolidated basis of $______________, based on the revenue for any quarterly period, excluding non-recurring one-time payments, determined in accordance with GAAP as shown in any of the Company’s SEC Filings after the date hereof; or

(ii)	The Company’s Shares achieving a closing price on the principal market or exchange on which such shares are traded, which gives rise to a Fully Diluted Market Capitalization (as defined below) of the Company of not less than $___________________ for a period of not less than six consecutive months (183 calendar days).

(d)	___________________ of the Shares shall vest and become exercisable as to _________________ of the Shares covered by this Option at the end of each month commencing with the month following the date of this Option, over a period of forty-eight (48) months, subject to Optionee’s continued service to the Company.

(e)	Upon the occurrence of a Change of Control (as defined below), prior to the occurrence of any of the other vesting conditions, up to 100% of the Shares subject to this Option shall vest to the extent not previously vested.

(f)	“Fully Diluted Market Capitalization” shall mean the amount which results from the following calculations or determinations:

(i)	the closing price of the Shares on the principal market or exchange on which the Company’s Shares are traded on the relevant date multiplied by

(ii)	the aggregate of the following amounts (1) the number of issued and outstanding Shares of common stock on the relevant date; and (2) the number of Shares which are issuable pursuant to the exercise of any options of warrants or other instruments giving the right to call for the issuance of Shares, at an exercise price which is not more than the applicable closing price under sub-section (i) above; and (3) the number of Shares which are issuable pursuant to the conversion of any convertible note or other instruments giving the right to convert into Shares, at a conversion price which is not more than the applicable closing price under sub-section (i) above.

(d)	“Change of Control” shall have the meaning set forth in Optionee’s Executive Retention Agreement, except if any of the events set forth in such Agreement occurs in circumstances of the liquidation of the Company pursuant to a bankruptcy, or other insolvency proceeding.

(e)	“Non-recurring one-time payments” shall mean any revenue or accounts receivable derived from (i) sales of inventory, goods, equipment, or other assets of the Group not in the ordinary course of business, (ii) transaction revenue not received in the ordinary course of business, (iii) sales of services not in the ordinary course of business, or (iv) revenue received due to one-time, non-recurring transactions.

By way of example, if in a particular quarter the Company has $3,000,000 of revenue but $1,000,000 results from the sale of a subsidiary, or its assets, then for the purposes of the revenue condition the Company shall be deemed to have had revenue of $2,000,000 in that quarter and an annualized revenue run rate of $8,000,000.

(g)	The installments shall be cumulative (i.e., this option may be exercised, as to any or all Shares covered by an installment, at any time or times after an installment becomes exercisable and until expiration or termination of this Option). If any vesting condition is not satisfied before the earlier of the expiration or termination date of this Option, or termination of the Optionee’s service to the Company, the Option shall lapse as to the unvested Shares.

6.	Exercise.

(a) Standard Exercise. This Option shall be exercised by delivery to the Company of (i) written notice of exercise stating the number of Shares being purchased (in whole shares only) and such other information set forth on the form of Notice of Exercise attached hereto as Appendix A, (i) a check or cash in the amount of the Exercise Price of the Shares covered by the notice (or such other consideration as has been approved by the Board of Directors consistent with the Plan) and (iii) a written investment representation as provided for in Section 13 hereof. This Option shall not be assignable or transferable, except by will or by the laws of descent and distribution, and shall be exercisable only by Optionee during his or her lifetime, except as provided in Section 8 hereof.

(b) Cashless Exercise. Notwithstanding anything to the contrary contained in this Option, this Option may be exercised by presentation and surrender of this Option to the Company at its principal executive offices with a written notice of the holder’s intention to effect a cashless exercise, and such other information set forth on the form of Notice of Exercise attached hereto as Appendix A, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a “Cashless Exercise”). In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Option for that number of shares of Common Stock determined by multiplying the number of Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current Market Price per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current Market Price per share of Common Stock. Market Price is defined as the average of the last reported sale prices on the principal trading market for the Common Stock during the five (5) trading days immediately preceding such exercise date.

7. Termination of Appointment.

(a) If Optionee shall cease to be a director, employee or contractor of the Company for any reason, whether voluntarily or involuntarily, other than by his or her death, Optionee (or if the Optionee shall die after such termination, but prior to such exercise date, Optionee’s personal representative or the person entitled to succeed to the Option) shall have the right at any time within one (1) year following such termination of office or the remaining term of this Option, whichever is the lesser, to exercise in whole or in part this Option to the extent, but only to the extent, that this Option was exercisable as of the date of termination of office and had not previously been exercised; provided, however: (i) if Optionee is permanently disabled (within the meaning of Section 22(e)(3) of the Code) at the time of termination, the foregoing one (1) year period shall be extended to two (2) years; or (ii) if Optionee is terminated “for cause” (as defined below) this Option shall automatically terminate as to all Shares covered by this Option not exercised prior to termination. Unless earlier terminated, all rights under this Option shall terminate in any event on the Expiration Date.

(b) If the term “for cause” is defined in any employment agreement between the Optionee and the Company, then such definition shall be used. “For Cause” in this Agreement means (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of Optionee’s employment or office with Company; (ii) intentional damage to the Company’s assets; (iii) intentional disclosure of Company’s confidential information contrary to the Company’s policies; (iv) breach of Optionee’s obligations to the Company; (v) intentional engagement in any competitive activity which would constitute a breach of Optionee’s duty of loyalty or of Optionee’s obligations to the Company; (vi) intentional breach of any of Company’s policies; (vii) the willful and continued failure to substantially perform Optionee’s duties for Company (other than as a result of incapacity due to physical or mental illness); or (viii) willful conduct by Optionee that is demonstrably and materially injurious to the Company, monetarily or otherwise.

8. Death of Optionee. If the Optionee shall die while holding office of the Company, Optionee’s personal representative or the person entitled to Optionee’s rights hereunder may at any time within two (2) years after the date of Optionee’s death, or during the remaining term of this Option, whichever is the lesser, exercise this Option and purchase Shares to the extent, but only to the extent, that Optionee could have exercised this Option as of the date of Optionee’s death; provided, in any case, that this Option may be so exercised only to the extent that this Option has not previously been exercised by Optionee.

9. No Rights as Shareholder. Optionee shall have no rights as a shareholder with respect to the Shares covered by any installment of this Option until the effective date of issuance of the Shares following exercise of this Option, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued except as provided in Section 10 hereof.

10. Recapitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by this Option, and the Exercise Price thereof, shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of shares or the payment of a stock dividend, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company; provided however that the conversion of any convertible securities of the Company shall not be deemed having been “effected without receipt of consideration by the Company”.

11. Reorganization. The grant of this Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve or liquidate or to sell or transfer all or any part of its business or assets. The provisions of the Plan shall govern the rights of the Optionee in the event of a Reorganization as defined in the Plan.

12. Taxation upon Exercise of Option. Optionee understands that, upon exercise of this Option, Optionee will recognize income, for Federal and state income tax purposes, in an amount equal to the amount by which the fair market value of the Shares, determined as of the date of exercise, exceeds the Exercise Price. The acceptance of the Shares by Optionee shall constitute an agreement by Optionee to report such income in accordance with then applicable law and to cooperate with Company in establishing the amount of such income and corresponding deduction to the Company for its income tax purposes. Withholding for federal or state income and employment tax purposes will be made, if and as required by law, from Optionee’s then current compensation, or, if such current compensation is insufficient to satisfy withholding tax liability, the Company may require Optionee to make a cash payment to cover such liability as a condition of the exercise of this Option.

13. Modification, Extension and Renewal of Options. The Board or Committee, as described in the Plan, may modify, extend or renew this Option or accept the surrender thereof (to the extent not theretofore exercised) and authorize the granting of a new option in substitution therefore (to the extent not theretofore exercised), subject at all times to the Plan, the Code and all relevant securities statutes and rules. Notwithstanding the foregoing provisions of this Section 13, no modification shall, without the consent of the Optionee, alter to the Optionee’s detriment or impair any rights of Optionee hereunder.

14. Investment Intent; Restrictions on Transfer.

(a) Optionee represents and agrees that if Optionee exercises this Option in whole or in part, Optionee will in each case acquire the Shares upon such exercise for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof; and that upon such exercise of this Option in whole or in part, Optionee (or any person or persons entitled to exercise this Option under the provisions of Sections 7 and 8 hereof) shall furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance. If the Shares represented by this Option are registered under the Securities Act, either before or after the exercise of this Option in whole or in part, the Optionee shall be relieved of the foregoing investment representation and agreement and shall not be required to furnish the Company with the foregoing written statement.

(b) Optionee further represents that Optionee has had access to the published financial statements and other information of the Company, has had the opportunity to ask questions of the Company concerning its business, operations and financial condition, and to obtain additional information reasonably necessary to verify the accuracy of such information.

(c) Unless and until the Shares represented by this Option are registered under the Securities Act, all Company records regarding the Shares (which shall be issued in book entry form) and any securities issued pursuant to any stock split, share reclassification, stock dividend or other similar capital event shall bear legends in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE ‘SECURITIES ACT’) OR UNDER THE APPLICABLE OR SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO THAT CERTAIN NONSTATUTORY STOCK OPTION AGREEMENT DATED ____________ BETWEEN THE COMPANY AND THE ISSUEE WHICH RESTRICTS THE TRANSFER OF THESE SHARES WHICH ARE SUBJECT TO REPURCHASE BY THE COMPANY UNDER CERTAIN CONDITIONS.

and/or such other legend or legends as the Company and its counsel deem necessary or appropriate. Appropriate stop transfer instructions with respect to the Shares will be placed with the Company’s transfer agent.

15. Stand-off Agreement. Optionee agrees that, in connection with any registration of the Company’s securities under the Securities Act, and upon the request of the Company or any underwriter managing an underwritten offering of the Company’s securities, Optionee shall not sell, short any sale of, loan, grant an option for, or otherwise dispose of any of the Shares (other than Shares included in the offering) without the prior written consent of the Company or such managing underwriter, as applicable, for a period of at least six months following the effective date of registration of such offering.

16. Notices. Any notice required to be given pursuant to this Option or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to Optionee at the address last provided by Optionee for his or her employee/officer records.

17. Agreement Subject to Plan; Applicable Law. This Option is not made pursuant to the Plan, subject to ratification by the stockholders but for the avoidance of doubt shall be interpreted to comply therewith. A copy of such Plan is available to Optionee, at no charge, at the principal office of the Company. This Option has been granted, executed and delivered in the State of Delaware, and the interpretation and enforcement shall be governed by the laws thereof and subject to the exclusive jurisdiction of the courts therein.

In Witness Whereof, the parties hereto have executed this Option as of the date first above written.

COMPANY:	Ipsidy Inc.,
a Delaware corporation

By:
Name:
Title:

OPTIONEE:
By:
(signature)
Name:

Appendix A

NOTICE OF EXERCISE

Ipsidy Inc.

________________

________________

Re: Nonstatutory Stock Option

Notice is hereby given pursuant to Section 6 of my Nonstatutory Stock Option Agreement that I elect to purchase the number of shares set forth below at the exercise price set forth in my option agreement:

Nonstatutory Stock Option Agreement dated: ____________

Number of shares being purchased: ____________

Exercise Price: $____________

EITHER

1) A check in the amount of the aggregate price of the shares being purchased is attached.

OR

2) I elect a cashless exercise pursuant to Section 6 of my Stock Option Agreement. Please determine the Market Price* as of the date of this Exercise Notice and calculate the resulting number of shares of common stock to be issued on a cashless exercise basis.

* Market Price is defined as the average of the last reported sale prices on the principal trading market for the Common Stock during the five (5) trading days immediately preceding the exercise date.

Further, I understand that the exercise of the Options will give rise to taxable income at the time of exercise, which will be payable in addition to the Exercise Price under the Option, whether by deduction from my compensation, or by my additional payment to the Company.

I hereby confirm that such shares are being acquired by me for my own account for investment purposes, and not with a view to, or for resale in connection with, any distribution thereof. I will not sell or dispose of my Shares in violation of the Securities Act of 1933, as amended, or any applicable federal or state securities laws.

I understand that the Transfer Agent’s record relating to the Option Shares will bear a restrictive legend within the contemplation of the Securities Act and as required by such other state or federal law or regulation applicable to the issuance or delivery of the Option Shares.

I agree to provide to the Company such additional documents or information as may be required pursuant to the Company’s 2017 Incentive Stock Plan.

By:

Dated: